                                                                     Exhibit 3.3

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         VNUS MEDICAL TECHNOLOGIES, INC.

The undersigned, Brian E. Farley, hereby certifies that:

      1. He is the duly elected and acting President of VNUS Medical Technologies, Inc., a Delaware Corporation.

      2. This Corporation was originally incorporated under the name "VNUS Medical Technologies, Inc.," and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on January 4, 1995 and was amended and restated on August 5, 1996, May 2, 1997, February 24, 1999, October 3, 2000 and August 20, 2001 and was corrected on April 1, 2002.

      3. This Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, and the Corporation's stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

      4. The Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I.

      The name of this Corporation is VNUS Medical Technologies, Inc. (the "Corporation").

ARTICLE II.

      The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, City of Dover 19901, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE III.

      The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV.

      The Corporation is authorized to issue two classes of capital stock Preferred Stock, $0.001 par value per share, and Common Stock, $0.001 par value per share. The total number of shares of Common Stock which the Corporation shall have the authority to issue is 21,000,000 shares. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is 50,000,000 shares, of which 2,537,500 shares have been designated Series A-1 Preferred Stock, 2,030,000 shares have been designated Series A-2 Preferred Stock, 1,015,000 shares have been designated Series A-3 Preferred Stock, 1,691,667 shares have been designated Series B Preferred Stock, 6,616,888 shares have been designated Series C Preferred Stock, 8,750,000 shares have been designated Series D Preferred Stock, and 5,152,000 shares have been designated Series E Preferred Stock.

      The   Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

      The   relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

      A. Dividends on Preferred Stock. The holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends at an annual rate of $0.005, $0.015, $0.045, $0.06, $0.085, $0.10, and $0.256
respectively. Dividends on the Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock. Thereafter, holders of Preferred Stock and Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends; provided, however, that no dividend or distribution shall be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of Common Stock and Preferred Stock, and provided further that any dividend or distribution on Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock which the holder of Preferred Stock would be entitled to receive if he had converted the shares of Preferred Stock into Common Stock immediately prior to the record date of such distribution. "Distribution" in this Section A means the transfer of cash or property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Corporation for cash or property (except the purchase of shares of Common Stock from employees, directors or consultants pursuant to restricted stock purchase agreements). The right to dividends on shares of Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

      B. Liquidation Preference.

      1. Payments Upon Liquidation. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

            (a) Preferred Stock Preference.

                  (i) The holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, by reason of their ownership of such shares, an amount equal to the per share Issuance Price (as appropriately adjusted for stock splits, stock dividends, stock distributions, consolidations or combinations with respect to the outstanding shares of the applicable class of such Preferred Stock) for each share of Series E Preferred Stock plus an amount equal to any declared but unpaid dividends per share of Series E Preferred Stock with respect to such liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series E Preferred Stock in proportion to the aggregate liquidation preference of the shares of Preferred Stock then held by them.

                  (ii) If the assets of the Corporation available for distribution to the Corporation's stockholders exceed the aggregate amount payable to the holders of the Series E Preferred Stock pursuant to Section B(1)(a)(i) hereof, then after the payments required by Section B(1)(a)(i) shall have been made or irrevocably set apart, the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, by reason of their ownership of such shares, an amount equal to the per share Issuance Price (as appropriately adjusted for stock splits, stock dividends, stock distributions, consolidations or combinations with respect to the outstanding shares of the applicable class of such Preferred Stock) for each share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock plus an amount equal to any declared but unpaid dividends per share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock with respect to such liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the aggregate liquidation preference of the shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held by them.

            (b) Remaining Assets. If the assets of the Corporation available for distribution to the Corporation's stockholders exceed the aggregate amount payable to the holders of the Preferred Stock pursuant to Section B(1)(a) hereof (such assets being hereafter referred to as the "Remaining Assets"), then after the payments required by Section B(1)(a) shall have been made or irrevocably set apart, such Remaining Assets shall be distributed pro rata among the holders of Common Stock and Preferred Stock on a per share basis, treating all shares of Preferred Stock convertible into shares of Common Stock as if converted; provided, however, that after the receipt by each share of Preferred Stock of distributions equal, in the aggregate, to two (2) times its Issuance Price (as appropriately adjusted for stock splits, stock dividends, stock distributions, consolidations or combinations with respect to the outstanding shares of the applicable class of such Preferred Stock), then all Remaining Assets shall be distributed equally among the holders of the Common Stock on a per-share basis.

      2. Reorganization or Merger. A merger or reorganization of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets or outstanding stock of the corporation, in which transaction the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section B and the proceeds payable in such transaction shall be divided among the stockholders in accordance with this Section B; provided that the holders of Preferred Stock and Common Stock shall be paid in cash or in securities received or in a combination thereof (which combination shall be in the same proportions as the consideration received in the transaction). Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a merger, reorganization or sale of substantially all of the assets of the Corporation shall be valued as follows:

            (a) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

            (b) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three
(3) business days prior to the closing; and

            (c) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and its holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by a nationally recognized investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

      C. Voting Rights. Except as otherwise required by law or by Section E or
Article V hereof, the holders of the Common Stock and Preferred Stock shall vote together as a single class on all matters presented to the stockholders. The holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

      D. Conversion. The holders of the Preferred Stock have conversion rights as follows (the "Conversion Rights"):

            1. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as hereinafter defined) by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Conversion Rate"). The "Issuance Price" for Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be $0.10, $0.30, $0.90, $1.20, $1.70, $2.00, and $5.12 per share, respectively. The price at which shares of Common Stock shall be deliverable upon conversion (thc "Conversion Price") for Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock shall initially be $0.238, $0.714, $2.143, $2.857, $4.048, $4.762 per share, respectively, of Common Stock (which Conversion Prices reflect all adjustments to the Conversion Price of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock prior to the date of this Amended and Restated Certificate of Incorporation). The Conversion Price for Series E Preferred Stock shall initially be $5.12 per share of Common Stock. Each initial Conversion Price shall be subject to adjustment as provided in Section D(5) below.

            2. Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price of such series immediately prior to the closing of a firm commitment underwritten public Offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation with an aggregate offering price to the public of not less than $15,000,000 at an issuance price of at least $6.75 per share (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events that occur from and after the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware) (a "Qualified IPO"). In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing provisions of this Section D(2), no automatic conversion of the Preferred Stock shall be effected unless and until such conversion will not violate any laws, rules, regulations, orders or other legal requirements of any governing body (such as, without limitation, compliance with the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended) and such conversion shall be held in abeyance pending compliance with any such requirements, provided that the holders of Preferred Stock will use their best efforts to comply with such requirements.

            3. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefore such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section D(2), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates, for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            4. Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            5. Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                  (a) If the Corporation shall issue (or, pursuant to paragraph D(5)(a)(iii) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations, which are covered by Subsections D(5)(c)(d)(e) and (f)), the Conversion Price for such series of Preferred

Stock in effect immediately after each such issuance shall forthwith (except as provided in this Section D(5)) be adjusted to a price equal to the quotient obtained by dividing:

                        An amount equal to the sum of:

                              (x) the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of such series of Preferred Stock, or deemed to have been issued pursuant to subdivision (iii) of this clause (a) and to clause (b) below) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

                              (y) the consideration received by the Corporation
upon such issuance,

                        By the total number of shares of Common Stock outstanding immediately prior to such issuance of Common Stock (including any shares of Common Stock issuable upon conversion of such series of Preferred Stock or deemed to have been issued pursuant to subdivision (iii) of this clause
(a) and to clause (b) below) plus the number of shares of Common Stock actually issued in the transaction which resulted in the adjustment pursuant to this Subsection D(5)(a).

                  For the purposes of any adjustment of the Conversion Price for any series of Preferred Stock pursuant to this clause (a), the following provisions shall be applicable:

                        (i) In the case of the issuance of Common Stock for cash, the consideration shall be determined to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                        (ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by a nationally recognized investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

                        (iii) In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(y) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                              (A) the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (i) and (ii) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                              (B) the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (i) and (ii) above);

                              (C) on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                              (D) on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                  (b) "Excluded Stock" shall mean:

                        (i) all shares of Common Stock and Preferred Stock issued and outstanding, and all shares of Preferred Stock issuable upon exercise of warrants, as of the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, and all shares of Common Stock issuable upon conversion of such Preferred Stock; and

                        (ii) up to 2,942,763 shares of Common Stock or other securities issued after October 3, 2000 to employees or consultants as part of an incentive program; and

                        (iii) up to 100,000 shares of Common Stock and up to 100,000 shares of Series E Preferred Stock issued after the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, upon exercise of warrants issued pursuant to equipment leasing or similar arrangements approved by the Corporation's Board of Directors and all shares of Common Stock issuable upon conversion of such Series E Preferred Stock.

                              All outstanding shares of Excluded Stock
(including shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Subsections D(5)(a) above.

                  (c) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of each series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                  (d) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of each series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (e) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which Preferred Stock is then convertible.

                  (f) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred

Stock into Common Stock. The provisions of this clause (f) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

                  (g) All calculations under this Section D shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

            6. Minimal Adjustments. No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

            7. No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section D and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of each series of Preferred Stock against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

            8. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section D, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate from the Corporation's independent accountants setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate from the Corporation's independent accountants setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

            9. Notices of Record-Date and Proposed Liquidation Distribution. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to Section B hereof, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to the date of such distribution a notice (i) certifying as to (x) the anticipated aggregate proceeds available for distribution to holders of Preferred Stock and Common Stock, (y) the amount expected to be distributed pursuant to Section B in respect of each share of each outstanding series of Preferred Stock and each share of Common Stock and
(z) the amount expected to be distributed pursuant to Section B in respect of each share of each outstanding series of Preferred Stock if the holder of each such share of Preferred Stock converted such share of Preferred Stock into Common Stock immediately prior to the liquidation distribution and (ii) stating that in connection with such liquidation distribution the holders of shares of each series of Preferred Stock may prior to such liquidation distribution convert their shares of such series of Preferred Stock into Common Stock at the applicable Conversion Rate for such series.

            10. Notices. Any notice required by the provisions of this Section D to be given to the holder of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

      E. Covenants.

            1. Matters Submitted to Preferred Stockholder Vote. In addition to any other rights provided by law, so long as shares of Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock (voting or consenting together as a single class, the holder of each share of Preferred Stock being entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the holders of Preferred Stock entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of the holders of Preferred Stock is solicited):

                  (a) Certificate and Bylaws. Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Preferred Stock; provided, however, that any such amendment that adversely affects shares of a series of Preferred Stock in a different manner than shares of other series of Preferred Stock must also be approved by the holders of a majority of the shares of the affected series;

                  (b) Section 305. Do any act or thing which would result in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision of such Code as such provision may be amended);

                  (c) Authorized Shares; Dividends; Redemption. Increase or decrease the authorized number of shares of Preferred Stock or Common Stock, authorize the payment of dividends on Common Stock or Preferred Stock, or authorize any redemption, purchase or other acquisition of shares of Common Stock or Preferred Stock;

                  (d) Merger and Reorganization. Do any of the following: (i) merge or consolidate with or into any other corporation or corporations, (ii) sell, transfer or otherwise dispose of or encumber all or substantially all of its assets, (iii) purchase, lease or otherwise acquire all or substantially all of the properties or assets of any other entity (whether through the purchase of stock or assets), (iv) liquidate or dissolve the Corporation or (v) effect any recapitalization, reclassification or reorganization of the outstanding capital stock; provided, however that, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series E Preferred Stock, merge, consolidate with or into any other corporation or corporations, sell or transfer all or substantially all of its assets, or enter into any other transaction in which control of the Corporation is transferred, the proceeds of which merger, consolidation, sale of assets or other transaction would result in a distribution per share of Series E Preferred Stock of less than twice the Series E Preferred Stock Issuance Price;

                  (e) Priority. Authorize or issue any shares of any class or series of stock having any preference or priority superior to any such preference or priority of such shares of a series of Preferred Stock; or

                  (f) Board of Directors. Authorize an increase in the number of members of the Corporation's Board of Directors.

            2. Designation of Directors.

                  (a) The holders of the Series C Preferred Stock shall be entitled, as a group voting as a separate class (the "Series C Class"), to elect one (1) member of the Board of Directors of the Corporation and to remove from office such director. The remaining members of the Board of Directors shall be elected, and may be removed from office, by both the holders of the Common Stock and the holders of the Preferred Stock, voting together as a single class.

                  (b) In the case of any vacancy in the office of a director occurring among the directors elected by the Series C Class pursuant to subsection (a) of this Section E(2), the holders of a majority of the shares of that class may elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the Series C Class or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of the Series C Class.

      F. Authorized Preferred Stock Following Qualified IPO. Immediately prior to the closing of a Qualified IPO, all Shares of Preferred Stock authorized and issued pursuant to the first paragraph of this Article IV shall be converted to Common Stock and the Preferred Stock, along with all of its powers, preference, special rights, qualifications, limitations and restrictions, shall be cancelled and shall no longer be issuable by the Corporation. Immediately following the closing of a Qualified IPO, the Corporation shall thereafter be authorized to issue 50,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series and the Board of Directors will be authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights (voting or otherwise) granted upon, and the qualifications, limitations or restrictions of, any wholly unissued series of Preferred Stock; and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V.

      A. In furtherance and not in limitation of the powers conferred by statute, subject to any restrictions set forth herein, the Board of Directors of the Corporation is expressly authorized to make, adopt, alter, amend or repeal Bylaws of the Corporation by resolutions adopted by the affirmative vote of a majority of the entire Board of Directors, subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors.

      B. Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation except upon the affirmative vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE VI.

      The Board of Directors shall have that number of directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation. The initial number of directors which constitute the whole Board of Directors of the Corporation shall be five (5).

                                  ARTICLE VII.

      Effective upon the closing of the Corporation's initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an "Initial Public Offering"), the Board of Directors shall be divided into three classes, as nearly equal in number as possible. The initial classification of directors shall be determined in accordance with a resolution or resolutions adopted by the Board of Directors. The term of office of the first class to expire at the first annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Offering, the term of office of the second class to expire at the second annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Offering and the term of office of the third class to expire at the third annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Offering. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified. The foregoing provisions shall become effective only when the Corporation becomes a listed Corporation within the meaning of Section 301.5 of the California Corporations Code. Directors need not be stockholders of the Corporation unless so required by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, wherein other qualifications for directors may be prescribed.

      Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by the stockholders. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and (b) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115(b) of the CGCL and is not a "listed" Corporation or ceases to be a "listed" Corporation under Section 301.5 of the CGCL. During this time, every stockholder entitled to vote at an election for directors may cumulate such stockholder's vote and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

      This Article VII shall become effective only when the Corporation is a "listed" Corporation within the meaning of Section 301.5 of the California Corporations Code.

                                 ARTICLE VIII.

      Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE IX.

      Following the closing of the Corporation's Initial Public Offering, no action shall be taken by the stockholders except at an annual or special meeting of stockholders and the stockholders may not take action by written consent.

                                   ARTICLE X.

      A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

      C. Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE XI.

      The Corporation is to have perpetual existence.

                                  ARTICLE XII.

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation."

                                 ARTICLE XIII.

      To the fullest extent permitted by the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation may be amended by the Board of

Directors, with respect to corrections not affecting the rights, preferences and privileges of the Corporation's stockholders.

      The corporation reserves the right to amend and repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation. Notwithstanding the foregoing, no amendment, alteration, change or repeal may be made to Article Fifth, Article Seventh, Article Eighth, Article Ninth or this Article Thirteenth without the affirmative vote of the holders of at least 75% of the outstanding voting stock of the corporation voting together as a single class.

      The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         Executed at San Jose, California on May 28, 2002


                                          /s/ Brian E. Farley
                                          --------------------------------------
                                          Brian E. Farley, President

                                          /s/ Connie Sauer
                                          --------------------------------------
                                          Connie Sauer, Secretary